PRICING SUPPLEMENT NO. 10               FILED PURSUANT TO RULE 424(b)(3)
DATED NOVEMBER 6, 2003 TO	             REGISTRATION NO. 333-100345
PROSPECTUS DATED OCTOBER 18, 2002
AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 14, 2002

                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES H
                                (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S. $350,000,000                     Original Issue Date:  November 17, 2003
Agents' Discount or Commission:  U.S. $700,000           Stated Maturity:  November 15, 2006
Net Proceeds to Issuer:  U.S. $349,300,000               Interest Rate:  3-Month LIBOR + 16bps
Form:  [ x ] Book Entry  [   ] Certificated              CUSIP No.:  02635PSJ3
Specified Currency (If other than U.S. dollars):  N/A    Authorized Denominations (If other than
                                                         U.S.$1,000 dollars and integral multiples
                                                         thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

Banc of America Securities LLC         U.S. $ 87,500,000   Capacity:  [ x ] Agent  [   ] Principal

Banc One Capital Markets, Inc.         U.S. $ 87,500,000   Capacity:  [ x ] Agent  [   ] Principal

J.P. Morgan Securities Inc.            U.S. $ 87,500,000   Capacity:  [ x ] Agent  [   ] Principal

ABN AMRO Incorporated                  U.S. $ 14,000,000   Capacity:  [ x ] Agent  [   ] Principal

BNP Paribas Securities Corp.           U.S. $ 14,000,000   Capacity:  [ x ] Agent  [   ] Principal

Tokyo- Mitsubishi International plc    U.S. $ 14,000,000   Capacity:  [ x ] Agent  [   ] Principal

UBS Securities LLC                     U.S. $ 14,000,000   Capacity:  [ x ] Agent  [   ] Principal

Wachovia Capital Markets, LLC          U.S. $ 14,000,000   Capacity:  [ x ] Agent  [   ] Principal

HSBC Securities (USA) Inc.             U.S. $  8,750,000   Capacity:  [ x ] Agent  [   ] Principal

Mizuho International Plc               U.S. $  8,750,000   Capacity:  [ x ] Agent  [   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal:
     [   ]    The notes are being offered at varying prices related
              to prevailing market prices at the time of resale.
     [   ]    The notes are being offered at a fixed initial public
              offering price of ____% of principal amount.

Initial Interest Rate:  To be determined
Interest Reset Dates:   Quarterly on the 15th day of each February, May,
                        August and November
Interest Payment        Quarterly on the 15th day of each February, May,     INTEREST RATE BASIS OR BASES:
Dates:                  August and November, commencing February 15,         [   ] CD Rate
                        2004                                                 [   ] CMT Rate
Regular Record Dates:   15 calendar days prior to each Interest Payment Date       [   ] CMT Moneyline Telerate Page 7051
                                                                                   [   ] CMT Moneyline Telerate Page 7052
Spread (+/-):  +16 bps                                                                   [   ] One-Week Average Yield
Spread Multiplier:  N/A                                                                  [   ] One-Month Average Yield
Maximum Interest Rate:  N/A                                                  [   ] Commercial Paper Rate
Minimum Interest Rate:  N/A                                                  [   ] Eleventh District Cost of Funds Rate
Index Maturity:  3-month                                                     [   ] Federal Funds Open Rate
                                                                             [   ] Federal Funds Rate
INTEREST CALCULATION:                                                        [ x ] LIBOR
[ x ] Regular Floating Rate Note:                                                  [   ] LIBOR Reuters
[   ] Floating Rate/Fixed Rate Note                                                [ x ] LIBOR Moneyline Telerate
         Fixed Rate Commencement Date:                                       [   ] Prime Rate
         Fixed Interest Rate:                                                [   ] Treasury Rate
[   ] Inverse Floating Rate Note                                             [   ] Other_________________
         Fixed Interest Rate:

Redemption Provisions:
    [ x ]  The notes cannot be redeemed prior to the Stated Maturity.
    [   ]  The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage: ___%
           Annual Redemption Percentage Reduction: ___%
Optional Repayment Provisions:
    [ x ]  The notes cannot be repaid prior to the Stated Maturity.
    [   ]  The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Barclays Capital,
BNP PARIBAS, Deutsche Bank Securities, Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Citigroup (formerly Salomon Smith Barney) and
Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $3,850,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes described in the accompanying prospectus supplement.

On November 20, 2002, we sold $75,000,000 aggregate principal amount of debt securities described in the prospectus dated October 18, 2002 and a prospectus supplement dated November 15, 2002 which do not represent Medium-Term Notes, Series H described in the accompanying prospectus supplement. In addition, as of the date of this pricing supplement, we have sold $202,763,000 aggregate principal amount of debt securities (IncomeNotes) described in the prospectus dated October 18, 2002 and a prospectus supplement dated March 28, 2003 which do not represent Medium-Term Notes, Series H described in the accompanying prospectus supplement. As a result of such sales, the aggregate principal amount of Medium-Term Notes, Series H described in the accompanying prospectus supplement that we may offer and sell has been reduced to $5,472,237,000 (less the above-noted $3,850,000,000 aggregate principal amount of offers to purchase Medium-Term Notes, Series H that we have already accepted).

                          _______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.